Tuesday October 12, 7:31 am Eastern Time

Company Press Release

SOURCE: HomeSeekers.com, Inc.

HomeSeekers.com Acquires 40 Multiple Listing Service Customers in Midwest and Completes Merger with Terradatum

Conference Call Scheduled

RENO, Nev., Oct. 12 /PRNewswire/ -- HomeSeekers.com, Inc. (Nasdaq: HMSK - news) announced today that it has acquired Information Management Company, LLC of Cincinnati, Ohio ("IMCO"), expanding the Company's geographic reach significantly and providing access to new business and extended services. The acquisition was financed through issuance of HomeSeekers.com common stock valued at approximately $2 million. IMCO operates 40 Multiple Listing Services of residential real estate throughout Ohio, Indiana, Kentucky, Oklahoma, Tennessee and West Virginia. The company is profitable, with approximately $2 million annually in revenues.

The Company also announced today it completed its merger with Terradatum, LLC of Santa Rosa, CA, a leading provider of technology-based solutions for the MLS real estate market. HomeSeekers will integrate Terredatum's patented MLSWeb(TM) and Intranet MLS system with its own technology to create a user-friendly and efficient Internet-based MLS software. The merger is expected to significantly enhance the Company's e-commerce from MLS sales, agent revenue and broker relationships.

"The IMCO deal is a further strengthening of our MLS operations that complements the finalization of our merger with Terradatum and our MLS2000 product line, creating combined revenues of over $5 million," said Greg Costley, Chairman and CEO of HomeSeekers.com. This $5 million in revenue sources represents only broker fees for listing services. HomeSeekers also has a desktop product that could generate a multiple of that figure in advertising revenues.

"When these entities are connected to HomeSeekers.com, the real estate residential listing information flow will be in real time," Mr. Costley continued. "While daily updates are advantageous on an overall basis, in certain fast moving real estate markets it is absolutely critical to have fresh data. With this latest acquisition, we have more than reached critical mass in both experience and customer support capabilities." Mark Spraetz, CEO of IMCO, will serve as Executive Vice President for HomeSeekers' MLS web Division. "We are pleased to be part of the Homeseekers.com MLS Division," commented Mr. Spraetz. "By combining the best of HomeSeeker's MLS2000, Terradatum's MLSWeb and our robust distributed systems into a new product called XMLSWeb(TM), we feel that HomeSeekers has introduced the premier Internet MLS solution that meets and exceeds the speed requirements of busy real estate professionals. It is my belief that successful agents in the future will require sophisticated technology to interface with the home buying consumer in the Internet space." Ira Luntz, President of the MLS Division added, "We can now serve MLS organizations both large and small. The addition of Terradatum and IMCO means we will be able to deliver fast, complete stand-alone Internet MLS systems with distributed desktop and Palmtop solutions today." Conference Call

HomeSeekers.com also announced it will hold a Conference Call at 4:30 ET on Tuesday, October 12, 1999. To access the call dial 800-633-8757 reservation # 13319110. Playback will be available for 48 hours following the Call by dialing 800-633-8284 reservation # 13319110 (Outside the U.S. dial 619-812-6440).
HomeSeekers.com, Inc., (http://www.homeseekers.com) a leading provider of on-line residential real estate listing information for use by real estate consumers and professionals, mortgage and title insurance companies and others, is dedicated to delivering Web-related technology to simplify and expedite real estate transactions. The Company currently has aggregated approximately 800,000 real estate listings on its Web site, which is the largest universe on the Internet of listings that are updated on a daily basis.

In conjunction with the provisions of the new "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors which could affect HomeSeekers.com Incorporated are included in the company's reports filed with the Securities and Exchange Commission. SOURCE:
HomeSeekers.com, Inc.